Series A Preference Ordinary Shares

     1. RESOLVED that, a class of Ordinary Shares in the capital of XL CAPITAL LTD, an exempted limited company under the laws of the Cayman Islands (the "Company"), designated as "Series A Preference Ordinary Shares." The Series A Preference Ordinary Shares shall be cumulative preference ordinary shares with a nominal value of US$0.01 and, subject to the Articles of Association of the Company (the "Articles") and the provisions of and restrictions contained in the Companies Law (2002 Revision) and every statutory modification or re-enactment thereof for the time being in force (the "Law"), have the following preferences and rights and shall be subject to the following restrictions:

               (a) Liquidation Preference. On any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, the assets of the Company legally available for distribution among shareholders shall be applied first in repaying to the holders of the Series A Preference Ordinary Shares (the "Holders") an amount equal to US$25.00 per Series A Preference Ordinary Share (inclusive of the nominal amount thereof) plus all accrued and unpaid dividends (whether or not earned or declared), if any, to the date fixed for distribution, in preference to the repayment of such nominal amount of and any share premium or other amounts paid on the Class A Ordinary Shares and the Class B Ordinary Shares (together, the "Ordinary Shares") or any other shares ranking junior in right of payment to the Series A Preference Ordinary Shares as to the voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company or as to dividends (including the Ordinary Shares, the "Junior Shares") to the holders of such Junior Shares, without interest on such unpaid dividends. In the event that upon any such voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise, the assets of the Company available are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preference Ordinary Shares as referred to above and the corresponding amounts payable on all other shares ranking pari passu with the Series A Preference Ordinary Shares with respect to the payment of dividends and amounts upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company ("Parity Shares"), then the holders of the Series A Preference Ordinary Shares and all such Parity


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                                      -2-


               Shares shall share ratably in such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The Series A Preference Ordinary Shares shall not be convertible into or exchangeable for any other shares of the Company.

               (b) Dividend Rights. (i) The holders of the Series A Preference Ordinary Shares shall be entitled to receive cumulative preferential cash dividends in respect of their Series A Preference Ordinary Shares at the percentage rate per annum on their liquidation value specified by the Attorney on the date of pricing of such shares (the "Pricing Date"). Such dividends shall be payable in arrears in equal amounts (except as set forth below with respect to the initial dividend period) on 31st March, 30th June, 30th September and 31st December when and if declared by the Directors in each year or, if such date is not a business day, on the business day immediately after such date. Such dividends will begin to accrue and will be cumulative from the date of original issuance. The first dividend, which if declared will be payable on 31 December 2002, will represent the period of time from and will accrue from the date of original issuance up to 31 December 2002. The dividend for such initial period and any other dividend payable on the Series A Preference Ordinary Shares for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve (12) 30-day months. Dividends will be payable to holders of record as they appear in the Company's register of members at the close of business on the applicable record date, which will be one day prior to the dividend payment date as long as all of the Series A Preference Ordinary Shares remain in book-entry form. If any of the Series A Preference Ordinary Shares are not in book-entry form, the record date will be 15 days prior to the dividend payment date (whether or not such date is a business day). Holders of Series A Preference Ordinary Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. Dividends on the Series A Preference Ordinary Shares will accrue and will be fully cumulative, whether or not there are funds legally available for the payment of such dividends and whether or not the dividends are declared. No interest or sum of money in lieu of interest will be payable on any dividend payment or on any payment on Series A Preference Ordinary Shares which is in arrears. Any dividend payment made on Series A Preference Ordinary Shares will first be credited against the earliest accrued but unpaid dividend due with respect to Series A Preference Ordinary Shares which remains payable.


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                                      -3-


                    (ii) As long as any Series A Preference Ordinary Shares are outstanding, no dividends or other distributions may be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless either (1) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series A Preference Ordinary Shares for all dividend periods terminating on or prior to the dividend payment date on such Parity Shares, or (2) all dividends declared upon the Series A Preference Ordinary Shares and any Parity Shares are declared pro rata so that the amount of dividends declared per share on the Series A Preference Ordinary Shares and any Parity Shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series A Preference Ordinary Shares and such Parity Shares bear to each other.

                    (iii) As long as any Series A Preference Ordinary Shares are outstanding (1) no dividends (other than those paid in Ordinary Shares or other shares ranking junior in right of payment to the Series A Preference Ordinary Shares as to dividends and as to any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company (including the Ordinary Shares, "Fully Junior Shares")) may be declared or paid or set apart for payment upon any Junior Shares, (2) no other distribution (other than those paid in Fully Junior Shares) may be declared or paid or set apart for payment upon any Junior Shares and (3) no Junior Shares will be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Ordinary Shares made for purposes of any employee incentive, stock, benefit or any similar plan of the Company or any of its subsidiaries) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any Junior Shares) by the Company (except by conversion into or exchange for Fully Junior Shares), unless, in any such case, full cumulative dividends on the Series A Preference Ordinary Shares and any Parity Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for all dividend periods terminating on or prior to the date such dividends or distributions are declared or paid on the Junior Shares, or such Junior Shares are redeemed, purchased or otherwise acquired.


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                                      -4-


               (c) Voting Rights. (i) Subject to clause (iii) below, and unless required by law or court order, the holders of Series A Preference Ordinary Shares shall not be entitled to receive notice of nor to attend nor to vote at any general meeting of the Company.

                    (ii) The holders of Series A Preference Ordinary Shares
               shall be entitled to one vote for each share held at any separate general meeting of that class or series (i.e., preference ordinary shares or Series A Preference Ordinary Shares, respectively), subject to the provisions of Article 41 of the Articles. Subject to the applicable provisions of the Articles and the Law, unless the Series A Preference Ordinary Shares have been previously redeemed or called for redemption (and funds necessary for such redemption have been set apart by the Company in trust for the benefit of the holders of the Series A Preference Ordinary Shares so called for redemption), the Company may not take any action which would vary the rights attached to the Series A Preference Ordinary Shares and no class or series of shares may be created which ranks senior to the Series A Preference Ordinary Shares as to dividend rights or as to the return of assets on liquidation, dissolution, winding-up or otherwise of the Company, in each case, without the approval of a special resolution in writing by the holders of 100% of the Series A Preference Ordinary Shares or the sanction of a special resolution passed by the votes of at least two-thirds of the outstanding Series A Preference Ordinary Shares cast at a separate general meeting of the holders of the Series A Preference Ordinary Shares. At every separate meeting of the holders of the Series A Preference Ordinary Shares, the necessary quorum shall be any one or more persons present in person or by proxy holding not less than 50% of the issued shares of that class. Notwithstanding the foregoing and subject to the applicable provisions of the Articles and the Law, holders of the Series A Preference Ordinary Shares are not entitled to vote on any sale of all or substantially all of the assets of the Company, and the issuance of any shares that are in parity with the Series A Preference Ordinary Shares with respect to payment of dividends and distribution of assets in liquidation.

                    (iii) If at any time the equivalent of six (6) or more full quarterly dividends (whether consecutive or not) on any series of Preference Ordinary Shares (including the Series A Prefer-


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                                      -5-


               ence Ordinary Shares) shall be in arrears (whether or not such dividends shall have been earned or declared), then during such period until all such arrearages in dividends shall have been paid in full, and only during such period (the "Voting Period"), the holders of such series of Preference Ordinary Shares (including Series A Preference Ordinary Shares) voting together with any other series or classes of Preference Ordinary Shares also in arrears shall be entitled by ordinary resolution at a separate meeting of such holders to elect two persons and nominate such elected persons for appointment by the Board of Directors as additional Directors of the Company. In no event shall there be more than two Directors elected by the holders of Preference Ordinary Shares (whether voting alone as a series or class or with another series or class so in arrears).

                    (iv) Any Director who shall have been elected pursuant to
               paragraph (2)(c)(iii) above may be removed at any time during a Voting Period, either for or without cause, by, and only by, ordinary resolution of the holders of the outstanding Preference Ordinary Shares of the relevant series at a special separate general meeting of such holders called for that purpose. Any vacancy thereby created may be filled during such Voting Period by ordinary resolution of the holders of Preference Ordinary Shares of all the relevant series at such a meeting. Any Director elected by holders of Preference Ordinary Shares pursuant to this provision, or by any Director so elected as herein contemplated, who dies, resigns or otherwise ceases to be a Director during a Voting Period shall, except as otherwise provided in the preceding sentence, be replaced by the remaining Director theretofore elected by the holders of Preference Ordinary Shares nominating a replacement for appointment by the Board of Directors, provided that if no remaining additional Director is then in office, additional Directors will be elected in accordance with the procedures described above. At the end of the Voting Period, the holders of Preference Ordinary Shares of all of the relevant series shall be automatically divested of all voting powers vested in them by this provision, but subject always to subsequent vesting of such voting power in the holders of Preference Ordinary Shares in the event of any similar cumulated arrearage in payment of quarterly dividends occurring thereafter. The term of all Directors elected and appointed pursuant to this


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                                      -6-


               provision shall in all events expire at the end of the applicable Voting Period and if the size of the Board was increased for purpose of the additional Directors, the number of Directors constituting the Board shall be reduced accordingly. The provisions of the Articles relating to general meetings and the provisions of Article 41 of the Articles shall apply, mutatis mutandis, to every such separate meeting, except that the necessary quorum shall be any one or more persons present in person or by proxy holding not less than fifty percent (50%) of the issued Preference Ordinary Shares of the relevant series.

               (d) Redemption. The Company shall be entitled to redeem all or any of the Series A Preference Ordinary Shares as follows:

                    (i) Subject to clauses (ii), (iii) and (iv), the Series A
               Preference Ordinary Shares shall not be redeemable by the Company prior to the date to be determined by the Attorney on the Pricing Date. On or after such date, the Company shall be entitled at any time in whole or from time to time in part by not less than thirty (30) days nor more than sixty (60) days' prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem all or any of the Series A Preference Ordinary Shares pursuant to this clause for cash at a redemption price of US$25.00 per share being redeemed (inclusive of the nominal value thereof) plus all accrued and unpaid dividends, if any, thereon to the date of redemption, without interest on such unpaid dividends.

                    (ii) At any time prior to the date determined by the
               Attorney on the Pricing Date, if the Company shall have submitted to the holders of Ordinary Shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving the Company that requires or shall have submitted any proposal for any other matter that, as a result of any change in Cayman Islands Law after 9 August 2002 (whether by enactment or official interpretation), requires, in each case, a vote of the holders of the Series A Preference Ordinary Shares voting separately as a single class (alone or with one or more class or series of Preference Ordinary Shares), the Company shall be entitled by not


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                                      -7-


               less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem all Series A Preference Ordinary Shares pursuant to this clause for cash at a redemption price of US$26.00 per share being redeemed (inclusive of the nominal value thereof), plus all accrued and unpaid dividends, if any, to the date of redemption.

                    (iii) If there is a "change in tax law" that would require the Company or any successor company to pay additional amounts with respect to the Series A Preference Ordinary Shares on the next succeeding dividend payment date, and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor company, the Company shall be entitled at any time thereafter by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem any or all Series A Preference Ordinary Shares pursuant to this clause for cash at a redemption price of US$25.00 per share being redeemed (inclusive of the nominal value thereof) plus accrued and unpaid dividends, if any, to the date of redemption. For the purposes of this provision, a "change in tax law" shall be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after 9 August 2002. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) the Cayman Islands or any political subdivision or governmental authority of or in the Cayman Islands with the power to tax, (b) any jurisdiction from or through which the Company or its paying agent is making payments on the Series A Preference Ordinary Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, or (c)


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                                      -8-


               any other jurisdiction in which the Company or its successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

                    (iv) If the entity formed by a consolidation, merger or
               amalgamation involving the Company or the entity to which the Company conveys, transfers or leases substantially all of its properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Series A Preference Ordinary Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease, and the payment of those amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor company, the Company shall be entitled at any time thereafter by not less than thirty (30) days nor more than sixty
               (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem any or all Series A Preference Ordinary Shares pursuant to this clause for cash at a redemption price of US$25.00 per share being redeemed, (inclusive of the nominal value thereof), plus all accrued and unpaid dividends, if any, to the date of redemption.

               (e) Notice of any redemption described herein will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each holder of record of Series A Preference Ordinary Shares to be redeemed at the address shown in the register of members of the Company. Each notice will state as appropriate: (1) the redemption date; (2) the number of Series A Preference Ordinary Shares to be redeemed; (3) the redemption price; (4) the place or places where certificates for Series A Preference Ordinary Shares are to be surrendered for payment of the redemption price if any such certificates are outstanding; and (5) where applicable, that dividends on the Series A Preference Ordinary Shares to be redeemed will cease to accrue on such redemption date. If fewer than all Series A Preference Ordinary Shares are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Series A Preference Ordinary Shares to be


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                                      -9-


               redeemed from such holder. The notice shall contain (i) the name and address of the relevant bank or trust company to be used for purposes of redemption (if any) and (ii) a statement as to the deposit or intent to deposit the redemption funds in such trust account.

               (f) If fewer than all of the Series A Preference Ordinary Shares are to be redeemed, the number of shares to be redeemed will be determined by the Directors in their absolute discretion and such Series A Preference Ordinary Shares may be redeemed pro rata from the holders of record in proportion to the number of Series A Preference Ordinary Shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by the Directors to be equitable in the Directors' sole discretion.

               (g) If notice of redemption of any Series A Preference Ordinary Shares has been given and if the funds necessary for such redemption have been set apart by the Company in trust for the benefit of the holders of Series A Preference Ordinary Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series A Preference Ordinary Shares being redeemed, the Series A Preference Ordinary Shares will no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

               (h) The holders of Series A Preference Ordinary Shares at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to such Series A Preference Ordinary Shares on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date or a default in the payment of the dividend due.

               (i) Unless full cumulative dividends on all Series A Preference Ordinary Shares and all Parity Shares shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods terminating on or prior to the date of a redemption, purchase or other acquisition, no Series A Preference Ordinary Shares or any Parity Shares may be redeemed, purchased or otherwise acquired by the Company unless all Series A Preference Ordinary Shares and any Parity Shares are redeemed; provided, that, the Company may acquire fewer than all of the Series A Preference Ordinary Shares or any Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all Series A Preference Ordinary Shares and Parity Shares as determined in good faith by the Board of Directors of the Company.

               (j) The Company, subject to (1) the special rights granted to any of the Company's issued and outstanding shares and (2) the Company's requirement pursuant to clause (i) to make a purchase or exchange offering on the same terms to holders of all outstanding Series A Preference Ordinary Shares and Parity Shares, may purchase Series A Preference Ordinary Shares. Any such purchase made by the Company may be made in the open market, by tender to all holders of Series A Preference Ordinary Shares, by private agreement or otherwise as the Directors see fit. Any Series A Preference Ordinary Shares purchased by the Company for its own account (other than in the ordinary course of business of dealing in securities) will be canceled by the Company and will no longer be issued and outstanding.

               (k) The Series A Preference Ordinary Shares may be purchased or redeemed by the Company either out of profits or from the proceeds of a fresh issue of shares or out of capital or the share premium account.

               (l) Payment of the redemption amount shall only be effected upon surrender to the Company for cancellation of any share certificate in respect of the Series A Preference Ordinary Shares (to the extent such certificates are outstanding) to be redeemed and shall be made as promptly as practicable. If any certificate so surrendered includes Series A Preference Ordinary Shares not being redeemed, a new certificate for the remaining Series A Preference Ordinary Shares shall be issued to the holder in accordance with the Articles of Association of the Company without charge to such holder.

               (m) The Directors may make such further regulations concerning the administerial process of redemption as they shall from time

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                                      -11-


               to time deem necessary so long as the rights of the Holders are not varied.

               (n) The rights conferred upon the holders of any class or series of the Series A Preference Ordinary Shares shall not be deemed to be varied by the creation or issue of any Parity Shares, Junior Shares or Fully Junior Shares.

               (o) Payments of Additional Amounts. Payments on the Series A Preference Ordinary Shares shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in clause 1(d)(iii) of these Resolutions, unless the deduction or withholding of such taxes, assessments or other governmental charges is required by law, regulations or rulings or the application or official interpretation of such law, regulations or rulings. In that event, the Company shall pay or cause to be paid additional amounts to the registered holders of the Series A Preference Ordinary Shares as additional dividends to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in clause 1(d)(iii) of these Resolutions in respect of any amounts that the Company or a successor company must pay with respect to the Series A Preference Ordinary Shares, so that the net amounts paid to the holders of the Series A Preference Ordinary Shares, after that deduction or withholding, shall equal the respective amounts that would have been receivable by such holders had no such withholding or deduction been required. However, the Company shall not be obligated to pay additional amounts to any holder that:

                    (i) resides in or is a citizen of the jurisdiction,
               political subdivision or taxing authority imposing the taxes, assessments or other governmental charges that would otherwise trigger the Company's obligation to pay additional amounts; or

                    (ii) is a fiduciary, partnership, limited liability company or other pass-thru entity if, and to the extent that, the payment of additional amounts would be required by a jurisdiction, political subdivision or taxing authority described in clause 1(d)(iii) of these Resolutions to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership, limited liability company or other pass-thru entity who would not have been entitled to any additional amounts had that beneficiary, settlor or member held those Series A Preference Ordinary Shares directly.

          In addition, the Company shall not be obligated to pay any additional amounts to a holder of Series A Preference Ordinary Shares on account of:

                    (i) any tax, assessment or other governmental charge that
               would not have been imposed but for the existence of any present or former connection between the holder, or certain other persons, and the taxing jurisdiction or political subdivision, or any Series A Preference Ordinary Shares presented for payment more than thirty (30) days after the Relevant Date;

                    (ii) any estate, inheritance, gift, sales, transfer,
               personal property or similar tax, assessment or other governmental charge;

                    (iii) any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Series A Preference Ordinary Shares;

                    (iv) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the Series A Preference Ordinary Shares to promptly comply with a request by the Company to (a) provide information, documents, certifications or other evidence concerning the nationality, residence or identity of the holder or beneficial owner or (b) make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company, or satisfy any information or reporting requirements, which, in the case of clauses (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or other governmental charge; or

                    (v) any combination of the items identified by the
               subparagraphs above.

          The "Relevant Date" means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the depositary on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Series A Preference Ordinary Shares; and be it further

               (p) No Preemptive Rights. The Series A Preference Ordinary Shares shall not be entitled to the benefits of any retirement or sinking fund. No holder of Series A Preference Ordinary Shares, solely by reason of any such holding, has or will have any preemptive right to subscribe for any additional issue of the Company's shares of any class or series or to any security convertible into any such shares.

               (q) Ranking. Any class or series of shares of the Company shall be deemed to rank (1) prior to the Series A Preference Ordinary Shares, as to the payment of dividends and as to any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise, as the case may be, in preference or priority to the holders of the Series A Preference Ordinary Shares, (2) on a parity with Series A Preference Ordinary Shares, as to the payment of dividends and as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series A Preference Ordinary Shares, if the holders of such class or series and the Series A Preference Ordinary Shares shall be entitled to the receipt of dividends and of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution, winding up or otherwise of the Company in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other and (3) junior to the Series A Preference Ordinary Shares, as to the payment of divi-dends and as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, if such class or series is ordinary shares or other shares ranking junior in right of payment to Series A Preference Ordinary Shares as to dividends and/or as to the distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company; and be it further

     2. RESOLVED that, in the event that the holders of the Preference Ordinary Shares elect two persons and nominate such elected persons for appointment by the Board of Directors as additional Directors of the Company pursuant to paragraph 1(c)(iii) of these Resolutions during a Voting Period, the Board of Directors hereby, pursuant to Article 52 of the Articles, increase the number of persons consisting of the Board of Directors by two persons (subject to the limit in the number of Directors stated in Article 52) and hereby appoint, pursuant to Article 82 of the Articles, such persons elected and nominated by the holders of Preference Ordinary Shares as additional Directors of the Company. Such additional Directors shall be apportioned among the classes of Directors in accordance with Article 81(a) of the Articles. Such appointment is conditional upon and subject to the following:

               (a) the term of office of each such Director shall in all events automatically expire at the end of the applicable Voting Period; and

               (b) prior to the appointment of each such elected person as a Director becoming effective, each such person shall provide to the Company notice in writing that he resigns the office of Director, in the form attached to these Resolutions, which form is hereby approved, such notice to only be effective upon the earliest of: (i) the expiration of the Voting Period during which such Director was appointed or (ii) the passing of an ordinary resolution by the holders of the relevant series of outstanding Preference Ordinary Shares for the removal of such Director (in accordance with paragraph 1(c)(iv) of these Resolutions); and be it further

     3. RESOLVED that, in the event that it is necessary for any Director elected and nominated by the holders of Preference Ordinary Shares to be removed from office in accordance with the provisions of paragraph 1(c)(iv) of these Resolutions, the Board of Directors shall put a Special Resolution to the Company at the immediately following Annual General Meeting of the Com-pany for the removal of such Director or Directors pursuant to Article 81(b) of the Articles; and be it further

     4. RESOLVED that, in the event that to give effect to the rights granted to the holders of Preference Ordinary Shares by the provisions of paragraph 1(c)(iii) of these Resolutions it is necessary to increase the limit in the number of Directors specified in Article 52 of the Articles, the Directors shall put an ordinary resolution to the Company at the next Annual General Meeting of the Company to increase the limit in the number of Directors; and be it further

     5. RESOLVED, that the Company be, and it hereby is, authorized to issue and sell up to 23,000,000 Series A Preference Ordinary Shares, par value US$0.01 (including Series A Preference Ordinary Shares to be sold pursuant to any over-allotment option), to one or more underwriters to be named in an underwriting agreement at a price at which issued and sold by the Company, in such number and at such price, rate of dividends, and other terms and conditions of such Series A Preference Ordinary Shares to be determined by the Attorney (as defined below) upon the issue of such shares. All such determinations in respect of the Series A Preference Ordinary Shares made by the Attorney, including, without limitation, approval of the form of share certificate, are hereby ratified and confirmed.